                                                                      EXHIBIT 99

                           [THE BANC CORPORATION LOGO]

                  THE BANC CORPORATION PLANS TO CHANGE CHARTER

      BIRMINGHAM, ALABAMA, JUNE 16, 2005: The Board of Directors of The Banc Corporation (NASDAQ: TBNC) announced today that the company is filing an application with the Office of Thrift Supervision (OTS) to change the charter of its subsidiary bank, The Bank, Birmingham, Alabama, to a federal savings bank charter. The Bank is currently regulated by the Alabama State Banking Department and the Federal Reserve while The Banc Corporation is currently regulated by the Federal Reserve. Following the conversion, both The Banc Corporation and The Bank will be subject to supervision and regulation by the OTS.

      Stan Bailey, CEO of The Banc Corporation, commented on the new charter, "We see this charter conversion as an effort to simplify our regulatory environment through a single regulator versus multiple regulators today. As important, we see this change as a continuation of our long relationship with the OTS. Since 1997, with the acquisition of Superior Federal Bank in Arkansas and subsequent acquisition activity, our team developed a good working relationship with the OTS. We look forward to a continuation of that relationship upon the conversion of our charter."

      Bailey continued, "We also see this change as consistent with our efforts to enhance the shareholder value of our company. The change will have no impact on current and future customers and complements the company's strategic plans for expansion of locations and customers in the future."

      The application process should be completed by the fall of 2005. As of March 31, 2005, the OTS supervised 880 financial institutions with consolidated assets of $1.34 trillion. The Southeastern U.S. is the OTS's largest region of oversight, with 313 banks.

      The Banc Corporation is a $1.43 billion community bank holding company headquartered in Birmingham, Alabama. Its principal subsidiary is The Bank, a southeastern community bank with 26 banking offices in Alabama and northwest Florida.

      Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflecting the judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors include general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by The Banc Corporation; and changes in the loan portfolio and the deposit base of The Banc Corporation.

      The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

      More information on The Banc Corporation and its subsidiaries may be obtained over the Internet, http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).